Exhibit 10.44

TENANT FACILITIES USE AGREEMENT - E & Z Lines

FR Countermeasures Inc. and American Ordnance LLC

This TENANT FACILITIES USE AGREEMENT (“Agreement”) is between American Ordnance LLC, a Delaware limited liability company, with an office at 2280 Highway 104 West, Suite 2, Milan, TN 38358 (AO) and FR Countermeasures, Inc., a Delaware corporation, an affiliate of Flight Refuelling Limited, with an office c/o FR Holdings Inc., at 10 Cobham Drive, Orchard Park, New York, 14127 (“TENANT”) shall be effective as of the date of the last signature.

1.	USE of FACILITIES

The U. S. Government is the owner of the Milan Army Ammunition Plant (“MLAAP”) and AO is the U. S. Government’s Contractor at the MLAAP. AO has the authority (Appendix A) to grant to the TENANT the right to use and occupy Lines E and Z (more fully described on attached Appendix B, which consists of approximately 102,531 square feet of useable building space on 48.80 associated acres of land together with reasonable access for cars, trucks and other vehicular traffic (the Lines, land and access rights are collectively referred to as the “Facilities”) for the manufacturing of pyrotechnic devices, infrared countermeasure devices and related uses. The right to use and occupy granted shall be in consideration of and subject to this Agreement, which is accepted and agreed to by AO and the TENANT. The TENANT acknowledges that this Agreement does not convey any ownership interest in the Facilities to the TENANT.

2.	DELIVERY OF RIGHT TO USE THE FACILITIES

AO shall deliver the right to use the Facilities to the TENANT on the effective date as determined in the preamble above and such day also shall be deemed the commencement date. Within five (5) business days of the satisfaction of the conditions set forth in the preamble above, AO and TENANT shall mutually agree upon the effective date and commencement date in writing.

3.	TERM

Unless sooner terminated as herein provided, this Agreement shall be in effect for a term of ten (10) years from the commencement date. This Agreement may be extended for a ten-year bi-lateral period by written notice from TENANT to AO at least ninety (90) days prior to the expiration of the initial term or any preceding renewal term; said extension shall be on the same terms and conditions as stated in this Agreement, if approved by the U. S. Government as indicated in Appendix A.

4.	FACILITIES USE PAYMENT

Except as otherwise provided in this Article 4, the TENANT shall pay to AO a monthly payment of $18,000 . Payment shall be paid to AO by the TENANT within fifteen (15) calendar days of the monthly anniversary following the effective date of this Agreement. The monthly payment excludes all utilities, the responsibility of which is that of the TENANT to supply. Notwithstanding the foregoing, in the event that AO is able to obtain Armament Retooling and Manufacturing Support (ARMS) funding for the repair, renovation and re-equipping of the Facilities in an amount and otherwise upon terms and conditions acceptable to TENANT, for the first seven (7) years of the Term the monthly payment shall be the greater of $18,000 or one eighty-fourth (1/84) of the amount of the ARMS funding. For years 8 through 10 of this Agreement, the monthly payment shall be as follows:

Year 8   $18,000

Year 9   $18,540

Year 10 $19,100

TENANT has provided at Appendix E Flight Refuelling Limited’s guarantee for all obligations in this Agreement.

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5.	DEPOSITS

a.	Security-Deposit. Within fifteen (15) business days of the effective date of this Agreement, TENANT shall pay a security deposit to AO in an amount equal to the amount of one (1) monthly payment as stated in Article 4. above as security for the faithful performance of the TENANT’s obligations under this Agreement (the “Security Deposit”), AO may claim and retain such amount of the Security Deposit as is reasonably necessary to cure any defaults of the TENANT. If AO applies any part of the Security Deposit to cure any default of the TENANT, the TENANT shall deposit with AO upon demand, the amount so applied, so that AO shall have the full amount of the initial Security Deposit on hand at all times during the term of this Agreement. AO may commingle the Security Deposit with other AO funds. The Security Deposit shall be retained by AO for no more than thirty (30) days after the termination of this Agreement; and thereafter, AO shall return the Security Deposit or any remaining balance thereof, if any, to the TENANT and AO shall pay TENANT interest accumulated on any undisbursed amount of the Security Deposit at the rate of 2% per annum simple interest.

b.	Disposal Deposit. Within fifteen (15) business days of the effective date of this Agreement, TENANT shall pay a disposal deposit of $56,250 to AO to cover the cost of disposal of any material remaining at the Facilities after the end of the lease term (“the Disposal Deposit”). AO may commingle the Disposal Deposit with other AO funds. The Disposal Deposit shall be retained by AO for no more than thirty (30) days after the termination of this Agreement; and thereafter, AO shall return the Disposal Deposit or any remaining balance thereof, if any, to the TENANT and AO shall pay TENANT interest accumulated on any undisbursed amount of the Disposal Deposit at the rate of 2% per annum simple interest.

6.	CONDITION, CARE, MAINTENANCE AND ALTERATION OF FACILITIES

a.	Representations by AO regarding condition of the Facilities. AO represents and warrants to TENANT that:

1)	The Facilities have a right of access to a public road.

2)	Except for the agreement between the TENANT and AO and AO’s prime contract with the U.S. Government, AO has no knowledge of any other outstanding leases or other agreements relating to the Facilities.

3)	There are no employees of AO that would, by reason of any governmental regulations, employment contract or other reason become employees of TENANT as a result of this Agreement.

4)	All utilities necessary to service the Facilities are available to the Facilities without the consent of any other person, other than the payment of service charges to the utility provider. There are no facts or conditions in existence that will result in the termination of the present access from the Facilities to any utility services or to existing highways and roads and AO has not done any act which will result in the termination of such access or services, to the best of AO’s knowledge.

5)	The Facilities are serviced by water and sewer (sanitary and storm service) and all plumbing, heating, HVAC, sewer, electrical and lighting fixtures and systems at the Facilities are currently in good working order and shall be in good working order on a mutually agreed upon date.

6)	There are no claims, actions, litigation, arbitration or other proceedings pending against AO which relates to the Facilities or the transaction contemplated by this Agreement and to the best of AO’s knowledge, there is currently no governmental investigation, threatened litigation or arbitration proceedings to which AO is or would be a party which relates to the Facilities except for those described in Appendix D, Paragraph 1.

7)	To the best of AO’s knowledge, except as disclosed in the reports listed on attached Appendix D (the “Appendix D Reports”), complete copies of which reports shall be made available to TENANT prior to the effective date of this Agreement, the Facilities are not in violation of any federal, state or local law, ordinance or regulation relating to any Hazardous Materials, as hereafter defined, industrial hygiene or other environmental conditions on, under or about the Facilities including but not limited to soil and ground water conditions. Hazardous Materials (“Hazardous Materials”) shall mean any flammable explosives, radioactive materials, hazardous wastes or substances, toxic waste or substances, and other related materials including without limitation any substances defined as or included in the definition of “Hazardous Substances”, “Hazardous Waste”, “Hazardous Materials” or “Toxic Substances” under any applicable federal, state or local law or regulations.

b.

Care. The TENANT shall exercise due diligence in the use of the Facilities from any and all causes. TENANT shall not be responsible for any condition that exists at the Facilities prior to the effective date (“Pre-existing Condition”). The TENANT shall be responsible for and at “All Risk” for any and all loss of or damage to the Facilities only to the

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extent that such loss or damage is caused by the acts or omissions of the TENANT or the TENANT’s agents, representatives, tenants or invitees. The TENANT shall promptly repair or replace, to the reasonable satisfaction of AO, any of the foregoing property described in Article 1 so lost or damaged or upon mutual agreement, pay to AO, at AO’s option, an amount equal to the decrease in value or replacement cost.

c.	Maintenance. After the delivery of the Facilities by AO to the TENANT, the TENANT, at the TENANT’s own expense and at all times, shall maintain the Facilities in good, safe, neat, clean and sanitary condition, to include the perimeter fencing and associated land areas inside as well as the parking areas outside the fence, and shall surrender the Facilities, upon the termination of this Agreement, in as good condition as received, normal wear and tear excepted. Tenant shall not be responsible for structural repairs to the roof, load bearing walls, floors or foundation unless such repairs are required due to the acts or omissions of TENANT, its employees, agents or invitees.

d.	Alterations. The TENANT shall not make any alterations, additions or improvements, in, to or about the Facilities without the prior, written approval of an authorized AO official representative, which approval shall not be unreasonably withheld.

e.	Unsafe Conditions. If AO or the TENANT discovers any condition that arises out of the TENANT’s activity at the MLAAP that presents an immediate threat to the safety or health of any person or that threatens to endanger life, property or the environment the TENANT shall take immediate steps to correct the condition or activity and eliminate the danger. If the TENANT fails to take such immediate steps, AO, in addition to any other right AO may have, including the right to terminate this Agreement if the condition or activity constitutes a breach of this Agreement, may deny the TENANT access to the MLAAP and AO may-take action to correct the condition or activity and collect the cost of doing so from the TENANT. The TENANT shall have no claim for damages against AO, the U. S. Government or any director, officer, employee, other tenant or agent of either of them on account of action taken in good faith pursuant to this provision, nor shall AO’s failure to take action pursuant to this provision relieve the TENANT of any obligations the TENANT has under this Agreement. If AO or the Tenant discovers any Pre-existing Condition or any condition that arises out of AO’s activity at the MLAAP that presents an immediate threat to the safety or health of any person or that threatens to endanger life, property or the environment, AO shall take immediate steps to correct the condition or activity and eliminate the danger. If AO fails to take such immediate steps, TENANT, in addition to any other right TENANT may have, including the right to terminate this Agreement if the condition or activity constitutes a material breach of this Agreement, may take action to correct the condition or activity and collect the cost of doing so from AO, including the right to set off such cost from the facilities use payment due under the terms of Article 4 of this Agreement.

7.	INSURANCE

a.	Minimum Scope and Coverage. The TENANT, at the TENANT’s own expense, shall maintain during the term of this Agreement the following insurance coverage written with insurance companies that are A. M. Best’s rated A except that Workers’ Compensation insurance may be provided through the Tennessee State Workers’ Compensation Fund:

1)	All insurance coverage provided by the TENANT under this Agreement shall contain or be endorsed to contain, coverage of the U. S. Government and AO as additional insureds (except for the Workers’ Compensation Coverage) and insurance coverage will not be canceled or reduced without the insurer providing AO with at least thirty (30) days (ten [10] days for notice of cancellation for non-payment) written notice.

2)	Workers’ Compensation insurance in compliance with statutory requirements and with Employer’s Liability insurance of $100,000 each accident, $100,000 each employee and $500,000 policy limit. The coverage shall contain or be endorsed to contain, a waiver of subrogation in favor of AO.

3)	Commercial General Liability (CGL) insurance written on an occurrence basis with Combined Single Limits for bodily injury and property damage of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate and a deductible of not more than $1,000 per occurrence. The CGL policy shall provide coverage for Facilities Operations, Broad Form Property Damage, and Contractual Liability. Automobile Liability insurance with Combined Single Limits for bodily injury and property damage of $500,000 per occurrence.

b.

Verification of Coverage. Prior to the delivery of the use of the Facilities to the TENANT and for the coverage required to be provided by the TENANT by this Agreement, the TENANT shall deliver to AO a Certificate of Insurance signed by a person authorized by the insurer. The receipt by AO of an incomplete, inaccurate or invalid

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Certificate of Insurance shall not relieve or decrease the liability of the TENANT for the TENANT’s obligations under this Article 7 of this Agreement. If requested by AO, the TENANT, at the TENANT’s expense, shall provide AO with certified copies of all insurance policies required by this Agreement.

c.	TENANT shall insure Facilities for loss or property damage from fire or other casualty from an insurance company licensed in the State of Tennessee in an amount of at least $5,000,000 or an amount which will not otherwise result in coinsurance and with TENANT, AO and the U.S. Government as named insureds as their interest may appear. TENANT shall provide to AO a Certificate of Insurance fifteen (15) days after the effective date.

8.	ORDINANCES, STATUTES-AND PERMITS

a.	The TENANT shall conduct the TENANT’s activities at the MLAAP in compliance at all times with all applicable city, county, state or federal statutes, regulations and ordinances, including all requirements of Department of Defense Instruction (DoD) 4145.26-M and the TENANT shall obtain and maintain, at the TENANT’s own cost and expense, any and all licenses, consents, and permits (collectively “Permits”) necessary to the TENANT’s occupancy or use of the Facilities. During the term of this Agreement, the TENANT may not use or permit any other person to use the Facilities or any part thereof, for any purpose or in any manner that is in violation of any applicable statutes, regulations, ordinances, licenses, consents or permits. In the event that TENANT is unable to obtain any Permits prior to the effective date, TENANT may elect to terminate this Agreement on written notice to AO. AO shall cooperate with TENANT in connection with TENANT’s efforts to obtain and maintain any required permits.

9.	INDEMNIFICATION AND DEFENSE

a.	The TENANT agrees to defend, indemnify and hold harmless AO from and against all claims, demands, investigations, costs (including but not limited to all movement and disposal costs associated with product/energetics that could be residual at end of their contract), expenses, suits, proceedings, actions, causes of action, damages (including incidental, consequential or punitive damages), liabilities, judgments, fines or penalties of any description whatsoever, including reasonable attorney’s fees arising from any service that relates to or is caused by (a) any act or omission of the TENANT or any of its employees, persons under the control of TENANT, agents, lower-tier Tenants, subcontractors or invitees (other than AO or AO’s lower-tier subcontractors), or (b) non compliance with laws by the TENANT or any of its employees, persons under the control of TENANT, agents, lower-tier Tenants, subcontractors or invitees (other than AO or AO’s lower-tier subcontractors). This indemnification language will survive the termination of this Agreement.

b.	AO agrees to defend, indemnify and hold harmless TENANT from and against all claims, demands, investigations, costs, expenses, suits, proceedings, actions, causes of action, damages (including incidental, consequential or punitive damages), liabilities, judgments, fines or penalties of any description whatsoever, including reasonable attorney’s fees arising that relates to or is caused by (a) act or omission of AO or any of their employees, persons under the control of AO, agents, subcontractors or invitees (other than Tenant) or any Pre-existing Condition, or (b) non-compliance with laws by AO or any of their employees, persons under the control of AO, their agents, subcontractors or invitees. This indemnification language will survive the termination of this Agreement.

c.	Environmental Indemnification. Notwithstanding any other provision to the contrary herein, TENANT shall indemnify, reimburse, defend and hold harmless AO , its employees, agents, successors and assigns, from and against any and all claims, actions or causes of action, demands, penalties, fines, suits, proceedings, assessments, disbursements, judgments, losses, liabilities, obligations, damages, costs and expenses (including, but not limited to, reasonable attorney’s fees and court costs) imposed upon, suffered or incurred by AO, its employees, agents, successors and assigns, either directly or indirectly, pursuant to or in connection with the application of any laws, including environmental laws, and arising out of or resulting from:

i.	Any actual or threatened damage to the Facilities by TENANT;

ii.	Any misrepresentation or breach of warranty made by TENANT, its agents, employees, or contractors, in this Agreement relating to laws or environmental laws;

iii.	Any breach of or default in the performance by TENANT, its agents, employees or contractors, of any covenant, agreement or obligation to be performed by TENANT, its agents, employees or contractors relating to laws or environmental laws.

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d.	Rules of Indemnification. The rights and obligations of any party when claiming a right to indemnification hereunder this Article 9 (the “Indemnitee”) from the other party (the “Indemnitor”) shall be governed by the following rules:

i.	Indemnitee shall give prompt written notice to the Indemnitor of any claims of which the Indemnitee or of any state of facts that the Indemnitee determines will or is reasonably likely to give rise to a claim by the Indemnitee against the Indemnitor based on this hold-harmless clause, stating the nature and basis of such claim and the amount thereof, to the extent known. No failure to give such notice shall affect the indemnification obligations of the Indemnitor hereunder except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor’s ability to defend successfully the matter giving rise to the indemnification claim.

ii.	Upon written acknowledgement by the Indemnitor (a) that it is undertaking and will prosecute the defense of the claim pursuant to this Agreement and (b) confirming that the claim is one with respect to which the Indemnitor is obligated to indemnify and that it will pay the full amount of potential liability in connection with any such claim, then such claim may be defended by the Indemnitor. The Indemnitee shall have the right to employ its own counsel at its own expense, provided that Indemnitor’s counsel shall have complete control and direction of the defense of the claim.

iii.	The Indemnitor shall make no settlement of any claim that Indemnitor has undertaken to defend without Indemnitee’s consent, unless (i) there is no admission of violation of law, negligence or fault of any kind by or on behalf of Indemnitee, (ii) the relief agreed to in connection therewith requires no action, payment or financial undertaking by or on the part of the Indemnitee and is not reasonably likely to restrict or otherwise interfere with Indemnitee’s ability to conduct its business, and (iii) Indemnitee receives a general release of liability reasonably satisfactory to it.

10.	PROPERTY TAXES

The monthly payment does not include any state or local real and personal property taxes (or any fees in lieu of property taxes) that may be assessed against the TENANT’s use of the Facilities. It shall be the TENANT’s sole responsibility to file any real or personal property forms or returns as required by state law and local authorities. In the event real or personal property taxes (or fees in lieu of property taxes) are assessed against the TENANT’s use of the Facilities, the TENANT shall be solely responsible for payment of such taxes (or fees in lieu of property taxes). AO assumes no responsibility for determining the correctness of any property assessments on account of the TENANT’s use of the Facilities. Any appeals afforded by law for state and local property assessments shall be undertaken by the TENANT in the TENANT’s name and any legal fees or other costs of such proceedings shall be borne by the TENANT. AO shall cooperate with the TENANT in executing or requesting the U.S. Government to execute required documents.

11.	ENVIRONMENTAL CONDITIONS

a.	General Duty of Care. The TENANT shall conduct the TENANT’s activities at the MLAAP in a manner that employs all reasonable means available to protect the environment and natural resources of the MLAAP.

b.	Hazardous Substances. Except as otherwise permitted by law, TENANT shall not treat, dispose, bring, use or store at the MLAAP any hazardous substances (as defined by 42 USC, Section 9601 (14) and implementing regulations, and for the purposes of this Agreement, hazardous substances shall include any petroleum product or waste or any fraction thereof) unless the TENANT first obtains AO’s written consent, which shall not be unreasonably withheld or delayed. The TENANT shall submit to AO, and also keep at the Facilities, a copy of the material safety data sheet for each hazardous substance that the TENANT uses or stores at the Facilities or MLAAP.

c.	Releases. If any activity of the TENANT results in a release of any hazardous substance to the environment at the MLAAP in violation of law, the TENANT shall immediately notify AO and act promptly and diligently, at the TENANT’s expense and in compliance with all applicable laws, regulations, ordinances, orders, agreements and directives to mitigate and correct any damage to natural resources at or adjacent to the MLAAP. Further, the TENANT shall correct or terminate any activity within the TENANT’s control at the MLAAP immediately upon discovering that such activity poses an imminent danger to the environment at the MLAAP.

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d.	Corrective Action Plans. If any government agency of competent authority or AO determines that a corrective action plan must be prepared prior to the remediation of a release or threatened release of hazardous substances, and if such release is caused by the TENANT’s activities at the MLAAP, then the TENANT, at the TENANT’s sole expense, shall promptly prepare and submit the required plans and financial assurances, and promptly implement and complete the approved plans to AO’s reasonable satisfaction.

e.	Closure. At the conclusion of this Agreement, the TENANT shall effect closure of the TENANT’s operations at the MLAAP in accordance with the closure plan set forth in any permit the TENANT may have with respect to those activities. If the TENANT’s closure activities render any part of the MLAAP unusable, the TENANT shall compensate AO on a monthly basis until the closure activities have been completed to the reasonable satisfaction of the appropriate governmental agencies and AO for the reasonable loss of use of the part of the MLAAP effected.

f.	Data. The TENANT shall have a continuing duty to provide to AO, at the TENANT’s expense, all information concerning any material environmental release or impact of the TENANT’s activities at the MLAAP during the effective period of this Agreement. The TENANT shall furnish AO true and complete copies of all material reports, submissions, inspections, notices, orders, directives, findings and correspondence and other materials pertinent to the TENANT’s compliance with applicable laws and regulations as such are issued or received by the TENANT.

g.	Survival of Provision upon Termination of Agreement. This Article 11 shall survive the expiration or sooner termination of this Agreement.

12.	TERMINATION

a.	Pursuant to the demand of the U. S. Government, AO may terminate this Agreement or portions thereof at any time by giving thirty (30) days written notice to the TENANT (i) during any national emergency declared by the President or the Congress of the United States; or (ii) in the event of mobilization. In addition, AO may terminate this Agreement or portions thereof in the event the Government determines that the termination of this Agreement or portions thereof, is in its best interest. A timetable shall be negotiated with the TENANT for cessation of use of the Facilities. In the event of any termination, a termination settlement shall be negotiated by AO with the U. S. Government in accordance with FAR Part 31 and FAR Part 49 on behalf of and in cooperation with the TENANT establishing appropriate termination settlement costs to be paid to the TENANT. TENANT shall submit a termination settlement proposal to AO within sixty (60) days of receiving notice of termination for the purpose of negotiating with the U. S. Government AO shall not agree to a termination settlement with the U. S. Government with respect to the termination of the Agreement or any portion thereof without first obtaining TENANT’s written consent. If a settlement by determination is made by the U. S. Government with respect to the termination of the Agreement or any portion thereof, AO shall appeal such determination at the request of TENANT and at TENANT’s expense. All responsibilities, liabilities and obligations of AO for a termination of the Agreement shall be satisfied by the equitable adjustment made by the U. S. Government. However, this provision shall not prevent or diminish any other rights or remedies the TENANT may have to settle claims it might have with the U. S. Government caused by termination under this clause.

b.	Default. AO or TENANT may each terminate this Agreement upon the material breach of this Agreement by the other if such breach remains uncured for a period of sixty (60) days after written notice thereof from the non- breaching party, provided that such sixty (60) day period shall be reasonably extended for up to thirty (30) additional days or for a longer period if (i) the subject breach cannot be completely cured within such period and (ii) the TENANT takes all reasonable steps toward cure within such sixty (60) day or longer period and thereafter proceeds diligently to completion of cure of the breach.

c.	Except for a termination under paragraph (a) above if AO terminates this Agreement, for default of the TENANT, before the end of the initial term, TENANT shall forfeit its Security Deposit and AO may take possession of the Facilities by peaceful means or by summary proceedings and remove all persons and property therefrom, without being deemed guilty in any manner of trespass, and lease the Facilities or any part thereof to another party, at such fees as AO may with reasonable diligence be able to secure. Should AO be unable to lease the Facilities to another party after reasonable efforts to do so or should such payments be less than the payments the TENANT was obligated to pay under this Agreement plus the expense of leasing the Facilities to another party, then the TENANT shall pay the amount of such deficiency, less Security Deposit, Disposal Deposit and proceeds from releasing to AO for the term of this Agreement.

d.

If TENANT terminates this Agreement, for default of AO, AO shall pay TENANT an amount that may be reasonable in the circumstances to compensate TENANT for any reasonable expenses and/or losses directly

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incurred by TENANT as a result of such termination. In the event of such termination TENANT Security Deposit shall be immediately refunded to the TENANT and the Disposal Deposit shall be released to TENANT.

e.	TENANT may terminate this Agreement for convenience in the first seven (7) years of the term with written notice to AO, payment to AO of the unpaid ARMS funding spent on the Facilities (i.e. 1/84 x ARMS Funding spent x remaining number of months in 7 year term), and fulfillment of any other obligations related to the leasing of the Facilities contained in this Agreement to the termination date of this Agreement. TENANT may terminate for convenience in years eight (8) through ten (10) of the term with written notice to AO, payment to AO of the rent for the calendar year in which termination notice is given and rent for the following calendar year, and fulfillment of any other obligations related to the leasing of the Facilities contained in this Agreement to the termination date of this Agreement, less Security Deposit, Disposal Deposit and proceeds from reletting.

13.	STANDARD PROVISIONS

a.	Entry and Inspection. The TENANT shall permit AO and/or the U. S. Government to enter upon the Facilities at reasonable times and upon reasonable notice for the purpose of inspecting the Facilities.

b.	Assignment by the TENANT. The TENANT shall not have the right to assign this Agreement, any interest of this Agreement or to sub-license the Facilities without the prior written consent of AO, which shall not be unreasonably withheld or delayed.

c.	Assignment by AO. AO is expressly given the right to assign any or all of AO’s interest in this Agreement.

d.	Legal Construction. In case any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein so long as such provision does not go to the essence of this Agreement.

e.	Prior Agreements. This Agreement, including the attached Appendices and Schedules constitutes the sole and only Agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

f.	Amendment. No amendment, modification or alteration of the terms herein shall be binding unless the same be in writing, dated subsequent to the date hereof, and duly executed by the parties hereto.

g.	Rights and Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by either party shall not preclude or waive such party’s right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

h.	Waiver of Default. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any other default or breach of the same or any other term, condition or covenant contained herein.

i.	Attorney’s Fees. In the event AO or the TENANT breaches any of the terms of this Agreement whereby the party not in default employs attorneys to protect or enforce such party’s rights hereunder and prevails, then the defaulting party agrees to pay the other party reasonable attorney’s fees and other expenses so incurred by such other party.

j.	Force Majeure. Neither party to this Agreement shall be required to perform any term, condition or covenant in this Agreement so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riots, floods, and any other cause not reasonably within the control of either party and which by the exercise of due diligence of either party is unable, wholly or in part, to prevent or overcome.

k.

Payments. All payments of moneys due AO by the TENANT under this Agreement shall be remitted to AO’s Controller, at the MLAAP or to such designee as selected at the sole option of AO. If the TENANT fails to make any payments due under this Agreement by the due date to which such payments applies, the TENANT

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shall pay a late fee in the amount equal to 1 1/4 % per month (15% per year) of the overdue amount of any such payment due under this Agreement.

l.	Notices. Any written notice that either party may or is required to give, shall be given by overnight delivery service or by mailing the same, first class postage prepaid, to the TENANT or AO at the address set forth in the preamble to this Agreement or at such other places as the parties may designate by written notice.

m.	Upon any termination of AO as the contractor for the use of the Facilities, and the TENANT suffering a loss or having any other claim, TENANT may submit any claim either through AO or in accordance with U.S. government directions provided to AO.

n.	Special Terms and Conditions. See Appendix D attached which is incorporated herein by reference. Additional terms and conditions will be included, as mutually agreed upon, after operational data is provided to AO by TENANT.

o.	Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Tennessee.

p.	Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

q.	Historical Preservation. The TENANT shall not remove or disturb or cause or permit to be removed or disturbed, at the MLAAP any historical, archeological, architectural or other cultural artifacts, relics, vestiges, remains or objects of antiquity. In the event the TENANT discovers such items at the MLAAP, the TENANT shall immediately notify AO and such items shall be protected by the TENANT from further disturbance until a professional examination of such items can be made or until clearance to proceed is authorized by AO.

r.	Employee Hiring. Neither party to this Agreement shall knowingly hire or solicit the hiring of, any employee, or consultant-of the other party without the expressed written consent of said other party.

s.	AO Company Confidential and Proprietary Information. Each page of this Agreement is labeled American Ordnance LLC Company Confidential and Proprietary Information and the TENANT shall not disclose this Agreement, whether this document is executed or unexecuted, to a third party without the expressed written consent of AO and AO shall not withhold such written consent if disclosure of this Agreement by the TENANT is required by law, regulation or court order.

t.	If and so long as the TENANT pays the facilities use payment required by the terms of this Agreement and performs and observes all other covenants and provisions of this Agreement, TENANT shall quietly enjoy the Facilities, subject, however, to the terms and conditions of this Agreement.

u.	If the TENANT vacates the Facilities, then this shall not be considered a breach of this Agreement as long as the TENANT continues to make the monthly payments required by Article 4 (Facilities Use Payment) and fulfill all other obligations in this Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement.

American Ordnance LLC:	FR Countermeasures Inc.:

/s/ William B. Niven	/s/ John B. Taylor
Signature	Signature

William B. Niven	John B. Taylor
Printed Name	Printed Name

Vice President and Plant Manager	Director and General Manager
Title	Title

11-04-02	31-10-02
Date	Date

	American Ordnance LLC	Page 8 of 8
E & Z 10-28-02	Company Confidential & Proprietary Information